Exhibit 2.5

SEARS HOMETOWN AND OUTLET STORES, INC.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

The undersigned stockholders of Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Company”), constituting the holders of a majority of the outstanding shares of common stock, par value $0.01 per share, of the Company, acting pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and Article I, Section 1.10 of the Amended and Restated Bylaws of the Company (the “Bylaws”), DO HEREBY IRREVOCABLY CONSENT (this “Consent”) to the adoption of, and DO HEREBY IRREVOCABLY ADOPT, the following resolutions as of August 27, 2019. Each capitalized term or other term used and not defined herein but defined in the Merger Agreement (as defined below) shall have the meaning ascribed to it in the Merger Agreement.

Approval of the Outlet Sale

WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of June 1, 2019 (the “Merger Agreement”), among Transform Holdco LLC, a Delaware corporation (“Parent”), Transform Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Subsidiary”), and the Company, which provides for the merger of the Merger Subsidiary with and into the Company (the “Merger”) with the Company surviving the Merger as a subsidiary of Parent;

WHEREAS, the Company has advised the undersigned stockholders that it intends to enter into an Outlet Purchase Agreement in the form attached hereto as Exhibit A (such agreement, the “Liberty/Outlet Purchase Agreement”);

WHEREAS, the Special Committee (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”) has (i) determined that the Liberty/Outlet Purchase Agreement and the transactions contemplated thereby are in the best interests of the Company and its stockholders (other than ESL Investments, Inc. and its investment affiliates, including Edward S. Lampert (together, “ESL”)), (ii) approved the Liberty/Outlet Purchase Agreement and the transactions contemplated thereby and (iii) recommended that the Company Board adopt resolutions approving the Liberty/Outlet Purchase Agreement and the transactions contemplated thereby, including for purposes of Section 2.10 of the Bylaws and Section 271 of the DGCL to the extent applicable;

WHEREAS, the Company Board (acting upon the recommendation of the Special Committee) has unanimously (i) determined that the Liberty/Outlet Purchase Agreement and the transactions contemplated thereby are advisable and in the best interests of the Company and its stockholders (other than ESL) and (ii) approved and adopted the Liberty/Outlet Purchase Agreement and the transactions contemplated thereby, including for purposes of Section 2.10 of the Bylaws and Section 271 of the DGCL to the extent applicable; and

WHEREAS, to the extent that a sale of the Outlet Segment consummated in all material respects in accordance with the terms set forth in the Liberty/Outlet Purchase Agreement would constitute a sale of substantially all of the Company’s property and assets and be subject to the stockholder approval requirements of Section 271(a) of the DGCL, the undersigned stockholders have determined that it is desirable to irrevocably approve such sale of the Outlet Segment in accordance with the requirements of Section 271(a) of the DGCL.

NOW, THEREFORE, BE IT:

RESOLVED, that, to the extent that a sale of the Outlet Segment consummated in all material respects in accordance with the terms set forth in the Liberty/Outlet Purchase Agreement would constitute a sale of substantially all of the Company’s property and assets and be subject to the stockholder approval requirements of Section 271(a) of the DGCL, such sale of the Outlet Segment be, and hereby is, irrevocably approved in all respects (the “Outlet Sale Approval”); provided, however, that the Outlet Sale Approval shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms.

RESOLVED, FURTHER, that this Consent and the resolutions set forth herein shall be effective upon delivery to the Company in accordance with Section 228 of the DGCL and Article I, Section 1.10 of the Bylaws;

RESOLVED, FURTHER, that this Consent may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same written consent; and

RESOLVED, FURTHER, that this Consent shall be filed with the minutes of the proceedings of the stockholders of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned stockholders have executed this Consent effective as of the date written above.

ESL PARTNERS, L.P.

By: RBS Partners, L.P., as its general partner

By: ESL Investments, Inc., as its general partner

By:	/s/ Edward S. Lampert
Name:	Edward S. Lampert
Title:	Chief Executive Officer

[Signature Page to Written Consent of Stockholders Approving Outlet Purchase Agreement]

EDWARD S. LAMPERT

/s/ Edward S. Lampert

[Signature Page to Written Consent of Stockholders Approving Outlet Purchase Agreement]